Exhibit (99.1)
Consolidated Financial Statements


The following exhibit comprises the Financial Statements and Supplementary Data as specified by Item 7 of Part II of Form 10-KSB.

                   The Sagemark Companies, Ltd. and Subsidiary
                        Consolidated Financial Statements
                                December 31, 2000



Page F-1

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of The Sagemark Companies Ltd.
New York, New York


We have audited the accompanying consolidated balance sheet of The Sagemark Companies Ltd. and its subsidiary as of December 31, 2000, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Sagemark Companies Ltd. and its subsidiary as of December 31, 2000, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




MOORE STEPHENS, P.C.
Certified Public Accountants,

Cranford, New Jersey
March 16, 2001
[except for Note 20, as to which the date is March 28, 2001]


Page F-2

The Sagemark Companies Ltd. and Subsidiary
Consolidated Balance Sheet
As of December 31, 2000
---------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                      $  2,907,000
Marketable securities, current                                        3,000
---------------------------------------------------------------------------
Total current assets                                              2,910,000
Marketable securities                                                 9,000
Investment in unconsolidated affiliate                            3,410,000
---------------------------------------------------------------------------
TOTAL ASSETS                                                   $  6,329,000
===========================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                               $    194,000
Accrued payroll                                                      32,000
Income taxes payable                                                  2,000
Accrued dividends                                                    44,000
---------------------------------------------------------------------------
Total current liabilities                                           272,000
---------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (footnotes 10 and 18)

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.01 per share                            3,000
Common stock, par value $0.01 per share,
 (25,000,000 shares authorized, 1,664,343
 shares issued 1,584,247 shares outstanding
 as of December 31, 2000)                                            17,000
Additional paid-in-capital, common stock                         58,205,000
Accumulated other comprehensive loss                                (22,000)
Accumulated deficit                                             (51,899,000)
Less common stock in treasury, at cost                             (247,000)
---------------------------------------------------------------------------
Total shareholders' equity                                        6,057,000
---------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $  6,329,000
===========================================================================

See Notes to Consolidated Financial Statements.


Page F-3

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Operations
Years Ended December 31,                                  2000           1999
-----------------------------------------------------------------------------

Management fees, related party                     $   477,000    $        --
Loan interest, related party                           313,000        170,000
Loan interest, other                                     2,000         14,000
Loan financing fees, related party                      85,000         27,000
Loan financing fees, other                                  --         15,000
-----------------------------------------------------------------------------
Total revenue                                          877,000        226,000
-----------------------------------------------------------------------------
Operating expenses:
 Salaries, payroll taxes and fringe benefits           785,000        693,000
 Related party bad debt                                700,000             --
 Professional fees                                     498,000        919,000
 Other general and administrative expenses             324,000        554,000
 Executive contract termination expense                171,000        108,000
 Consulting fees                                       140,000         18,000
 Settlement costs                                           --         38,000
-----------------------------------------------------------------------------
Total operating expenses                             2,618,000      2,330,000
-----------------------------------------------------------------------------
Loss from operations                                (1,741,000)    (2,104,000)
Gain (loss) on sale of marketable securities,
 related party                                        (125,000)     2,624,000
Gain on sale of marketable securities, other           118,000        172,000
Gain on sale of related party
 non marketable securities                             369,000             --
Loss from permanently impaired investments            (950,000)            --
Interest income, investments                            53,000         60,000
Loss on disposal of fixed assets                       (68,000)            --
Value of marketable securities issued to a
 related party to extend debt guarantees               (56,000)            --
Interest expense                                        (4,000)        (5,000)
Other income                                            48,000          3,000
-----------------------------------------------------------------------------
Income (loss) from continuing operations
 before minority interest, share of income
 of unconsolidated affiliate and income taxes       (2,356,000)       750,000
Minority interest in income of subsidiaries                 --       (296,000)
Share of income (loss) of unconsolidated affiliates   (620,000)       113,000
Income tax expense                                      (3,000)       (25,000)
-----------------------------------------------------------------------------
Income (loss) from continuing operations            (2,979,000)       542,000
Discontinued operations:
 Income from operations of discontinued segments            --        638,000
 Gain on disposal of segments
  (net of taxes of $31,000 for 1999)                        --      8,730,000
-----------------------------------------------------------------------------
Net income (loss)                                  $(2,979,000)   $ 9,910,000
=============================================================================
                                                                   (continued)
See Notes to Consolidated Financial Statements.


Page F-4

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Operations
Years Ended December 31,                                  2000           1999
-----------------------------------------------------------------------------

Amounts available to common shareholders:
Income (loss) from continuing operations, less
 preferred dividends of $22,000 for 1999           $(2,979,000)   $   520,000

Net income (loss) less preferred dividends
 of $22,000 for 1999                               $(2,979,000)   $ 9,888,000

Weighted average common shares outstanding           1,563,001      1,563,579

Basic and diluted income (loss) per common share:
 Income (loss) from continuing operations          $     (1.91)   $      0.33
 Income from operations of discontinued segment             --           0.41
 Gain on disposal of segments                               --           5.58
-----------------------------------------------------------------------------
 Net income (loss)                                 $     (1.91)   $      6.32
=============================================================================
                                                                   (concluded)
See Notes to Consolidated Financial Statements.


Page F-5

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31,                                  2000            1999
------------------------------------------------------------------------------

Net income (loss)                                  $(2,979,000)    $ 9,910,000
------------------------------------------------------------------------------
Other comprehensive income (expense):
 Unrealized holding gains (losses) on
  available for sale securities                        (11,000)      1,357,000
 Reversal of net unrealized holding loss
  (gain) on sale of securities                         265,000      (1,685,000)
------------------------------------------------------------------------------
   Total unrealized investment holding
    income (expense)                                   254,000        (328,000)
------------------------------------------------------------------------------
Comprehensive income (loss)                        $(2,725,000)    $ 9,582,000
==============================================================================

See Notes to Consolidated Financial Statements.


Page F-6

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31,                                  2000           1999
-----------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations           $(2,979,000)   $   542,000
Gain on disposal of segments                                --      8,730,000
-----------------------------------------------------------------------------
                                                    (2,979,000)     9,272,000
Adjustments to reconcile income (loss) from
 continuing operations to net cash
 used in continuing operations:
  Gain on disposal of segments                              --     (8,730,000)
  (Gain) loss on sale of marketable securities,
   related party                                       125,000     (2,624,000)
   Gain on sale of marketable securities, other       (118,000)      (172,000)
   Gain on sale of related party non marketable
     Securities                                       (369,000)            --
   Loss from permanently impaired investments          950,000             --
   Loss on disposal of fixed assets                     68,000             --
   Value of marketable securities issued to a
    related party to extend debt guarantees             56,000             --
   Stock compensation portion of executive contract
    termination expense                                 51,000             --
   Related party bad debt expense                      700,000             --
   Depreciation and amortization                         9,000          8,000
   Minority interest in income of subsidiaries              --        296,000
   Share of (income) loss of unconsolidated
    Affiliates                                         620,000       (113,000)
   Other non-cash components of operating activities  (27,000)             --
   Change in assets and liabilities:
    (Increase) decrease in assets:
     Other current assets                               32,000        (15,000)
    Increase (decrease) in liabilities:
     Accounts payable                                   13,000       (271,000)
     Accrued litigation settlement costs                    --       (843,000)
     Accrued payroll and related expenses               28,000        (27,000)
     Accrued interest                                   (8,000)         3,000
     Income taxes payable                              (46,000)       (53,000)
-----------------------------------------------------------------------------
Net cash used in continuing operations                (895,000)    (3,269,000)
-----------------------------------------------------------------------------
Income from operations of discontinued segments             --        638,000
Adjustments to reconcile income from
 discontinued operations to net cash
 used by discontinued operations:
  Net change in assets and liabilities                      --       (680,000)
  Depreciation and amortization                             --             --
Net cash used in discontinued operations                    --        (42,000)
-----------------------------------------------------------------------------
Net cash used in operating activities                 (895,000)    (3,311,000)
-----------------------------------------------------------------------------
                                                                   (continued)
See Notes to Consolidated Financial Statements.


Page F-7

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31,                                  2000           1999
-----------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities,
 related party                                         338,000      3,497,000
Proceeds from sale of marketable securities, other     309,000      9,052,000
Proceeds from sale of related party
 non marketable securities                             369,000             --
Investment in marketable securities                         --     (5,607,000)
Investment in related party
 non marketable securities                                  --       (950,000)
Subscription payments for investment in
 unconsolidated affiliate                           (2,453,000)            --
Collections from notes receivable repayments,
 related party                                       3,828,000         36,000
Collections from notes receivable
 repayments, other                                     689,000             --
Advances made on notes receivable,
 related party                                      (1,132,000)      (868,000)
Advances made on notes receivable, other                    --       (689,000)
Net proceeds from disposal of segments                      --        855,000
Capital expenditures                                    (5,000)       (79,000)
-----------------------------------------------------------------------------
Net cash provided by investing activities            1,943,000      5,247,000
-----------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase treasury stock                                     --       (129,000)
Payment of discontinued segments debt obligations           --        (93,000)
Payment for fractional shares upon 1-for-30
 reverse split                                              --        (33,000)
Payments on capital lease obligations                   (1,000)            --
-----------------------------------------------------------------------------
Net cash used in financing activities                   (1,000)      (255,000)
-----------------------------------------------------------------------------
Net increase in cash and cash equivalents            1,047,000      1,681,000
Cash and cash equivalents at beginning of year       1,860,000        179,000
-----------------------------------------------------------------------------
Cash and cash equivalents at end of year           $ 2,907,000    $ 1,860,000
=============================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest                                           $    12,000    $     2,000

Income taxes                                       $    49,000    $   109,000
-----------------------------------------------------------------------------
                                                                   (continued)
See Notes to Consolidated Financial Statements.


Page F-8

The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2000 and 1999
-----------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2000:

In connection with the resignation of an officer of the Company, such officer received 24,000 shares of the Company's Common Stock, having a value of $51,000. This non-cash executive termination expense was charged to operations for 2000.

In consideration of Trans Global's extension of a debt guarantee which the Company had previously given to Trans Global on obligations owed to Trans Global by Arc, the Company transferred to Trans Global, shares of Trans Global's common stock which the Company then owned having a value of $56,000.

During 2000, the Company transferred marketable securities valued at $1,577,000 to Sagemark Capital in payment of a portion of its capital contribution commitment owed to Sagemark Capital.

During the year ended December 31, 1999:

As of December 31, 1998, Arc Networks was a consolidated subsidiary and a $2 million note receivable balance, advanced by the Company to Arc Networks, was eliminated in consolidation. As of December 31 1999, the Company has sold all of its equity investment in Arc Networks, and accordingly, the note receivable balance was not eliminated, resulting in a non-cash increase in notes receivable for 1999.

During 1999, the Company capitalized a lease obligation having a net present value approximating $4,000, resulting in a non-cash increase to furniture and fixtures.

                                                                  (concluded)
See Notes to Consolidated Financial Statements.


Page F-9


The Sagemark Companies Ltd. and Subsidiary
Consolidated Statements of Shareholders' Equity (Deficit)
Years Ended December 31, 1998 through December 31, 2000
----------------------------------------------------------------------------------------------------------------------
                                                            Addi-   Accumulated
                     Pref-                                 tional     Other                                  Total
                     erred     Common            Common    Paid-in    Compre-                    Less        Share-
                     Shares    Shares    Pref-   Stock,    Capital,   hensive      Accumu-      Common       holders'
                      Out-      Out-     erred   Par       Common,    Income       lated       Stock in      Equity
                    standing  standing   Stock   Value     Stock      (Loss)      Deficit      Treasury     (Deficit)
----------------------------------------------------------------------------------------------------------------------
BALANCE,
 December 31, 1998    2,962  1,635,133  $3,000 $16,000  $58,188,000   $52,000  $(58,808,000)  $(118,000)   $ (667,000)
Fractional shares
 adjustment and
 payment on
 1-for-30
 reverse split          --      5,210      --       --      (33,000)       --            --          --       (33,000)
Unrealized Investment
 Holding Losses         --         --      --       --           --  (328,000)           --          --      (328,000)
Net income              --         --      --       --           --        --     9,910,000          --     9,910,000
Preferred Dividends     --         --      --       --           --        --       (22,000)         --       (22,000)
Cost of treasury
 shares acquired        --         --      --       --           --        --            --    (129,000)     (129,000)
----------------------------------------------------------------------------------------------------------------------
BALANCE,
 December 31, 1999   2,962  1,640,343   3,000   16,000   58,155,000  (276,000)  (48,920,000)   (247,000)    8,731,000
Issuance of common
 shares to officer
 upon his resignation   --     24,000      --    1,000       50,000        --            --          --        51,000
Unrealized Investment
 holding gains          --         --      --       --           --   254,000            --          --       254,000
Net loss                --         --      --       --           --        --    (2,979,000)         --    (2,979,000)
----------------------------------------------------------------------------------------------------------------------
BALANCE,
 December 31, 200    2,962  1,664,343  $3,000  $17,000  $58,205,000  $(22,000) $(51,899,000)  $(247,000)   $6,057,000
======================================================================================================================

See Notes to Consolidated Financial Statements.


Page F-10

The Sagemark Companies Ltd. and Subsidiary
Notes to Consolidated Financial Statements
Years Ended December 31, 2000 and 1999
------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies

Nature of Operations

The Sagemark Companies Ltd. ("Sagemark", the "Company" or the "Registrant"), (formerly Consolidated Technology Group Ltd., formerly Sequential Information Systems, Inc.) is a New York corporation organized in 1961. The Company is a publicly held holding company which had controlling interests, (either directly or indirectly through its wholly owned subsidiary, SIS Capital Corp. ("SISC")), in consolidated subsidiaries operating in various business segments throughout the United States. During the period from 1997 through 1999, the Company discontinued all such operating segments.

During 2000 Sagemark operated as a financial services company and through Sagemark Capital LP ("Sagemark Capital"), a partnership in which Sagemark holds a 61.5% limited partnership interest, made investments and loans to companies engaged in e-commerce, telecommunications, and human resources outsourcing. Sagemark Capital operates as a Small Business Investment Company ("SBIC") pursuant to a license awarded to it by the Small Business Administration ("SBA") on May 23, 2000.

In addition to its investments made through Sagemark Capital, in 1999 and 2000 Sagemark made non-controlling, direct investments and loans to two privately held e-commerce companies, Gavelnet.com, Inc. ("Gavelnet") and JewlersEdge.com, Inc. ("JewlersEdge").

On November 20, 2000, the Company entered into an agreement that, among other things, effectuated an agreed upon change of management (see footnote (2) "Change of Control and Management of the Company"). Simultaneously with the execution of such agreement, Sagemark entered into a purchase agreement whereby it sold all of its equity interest in Gavelnet and JewelersEdge to a company owned by members of the former management team (see footnote (7) "Investments in Related Party Non Marketable Securities").

As more fully described in footnote (20) "Subsequent Events", on March 28, 2001 the Company entered into a Letter of Intent in order to confirm the principal terms and conditions of a proposed acquisition of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") by the Company. Premier was formed to engage in the ownership and operation of outpatient diagnostic imaging centers throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). PCI was formed to own and operate equipment which manufactures flouro-deoxy-glucose and other radioisotopes utilized in the diagnostic imaging procedures performed by the PET Scanning Equipment.

Until such time, if ever, that the proposed acquisition of Premier and PCI is consummated, or until such time as the Company acquires or organizes another operating entity, it will have no operating entity. In the absence of an applicable exemption or administrative relief, the Company might be required to register as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), because more than 40% of the value of its assets exclusive of government securities, cash and temporary investments would be deemed invested in securities of companies which are not majority owned subsidiaries of the Company. The Company would then be subject to the restrictions and limitations imposed by the 1940 Act on the activities of registered investment companies, which may have a material adverse affect on the Company.


Page F-11

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary SISC. The Company's limited partnership investment in Sagemark Capital is accounted by the equity method because the Company no longer has effective control. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2000, all of the Company's cash and cash equivalents represent bank deposits.

Marketable Securities - All of the Company's investments that are classified as marketable securities have readily determinable fair values, are categorized as available-for-sale and are recorded at fair value. Unrealized gains and losses are recorded as a separate component of stockholders' equity and are included in the statement of other comprehensive income (loss). Additionally, available-for-sale investments that are deemed to be permanently impaired are written down to fair market value and such write down is charged to earnings as a realized loss. As of December 31, 2000 the marketable securities that are classified as current assets represent the fair market value of the Companies freely tradable shares of Trans Global Services, Inc. and the marketable securities classified as long-term assets represent the fair market value of the Companies restricted shares of Quest Products, Inc.

Long-Lived Assets - Long-lived assets are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value. Based on this evaluation, as of December 31, 2000, the balances as reported in the accompanying balance sheet are expected to be fully recoverable. However, it is at least reasonably possible that management's estimate of future recoverability may change in the near term, thus resulting in an acceleration in or complete write-off of certain long-lived assets. On September 30, 2000 the Company wrote-off its $950,000 investment in Gavelnet.

Revenue Recognition - The Company recognized management fees pursuant to the terms of an agreement between the Company and Sagemark Capital's general partner, Sagemark Management, LLC ("Sagemark Management") (see footnote (17) "Related Party Transactions"). The Company recognizes loan financing fees and loan interest income pursuant to the terms of the underlying loan agreements.

Income Taxes - The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

Basic and Diluted Earnings (Loss) Per Share -Basic earnings (loss) per share reflects the amount of earnings or loss for the period available to each share of common stock outstanding during the reporting period. For 1999, income available to common stockholders includes a reduction for accrued dividends of $22,000. Diluted earnings (loss) per share reflects basic earnings (loss) per share, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share (i.e. increasing earnings per share or reducing loss per share).


Page F-12

The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of the common stock during the period. As of December 31, 2000 and 1999, the Company does not have any dilutive items and a dual presentation of earnings per share is not presented.

Pursuant to the 1999 Long-term Incentive Plan the Company issued an aggregate of 710,000 employee stock options of which options to purchase 670,000 shares at $4.20 per share were outstanding from April 20, 1999 through November 20, 2000, options to purchase 20,000 shares at $3.63 per share were outstanding from January 24, 2000 through November 20, 2000 and options to purchase 20,000 shares at $3.63 per share were outstanding from June 21, 2000 through November 20, 2000.

An option issued to a director of the Company to purchase 5,000 shares of common stock at $7.50 was outstanding for all of 2000 and 1999 and an option to purchase 3,333 shares of common stock at $4.50 per share was outstanding from April 22, 1999 through the end of 2000.

A warrant, which expired unexercised on October 1, 1999, to purchase 33,333 shares of common stock at $22.50 per share was outstanding for the first nine months of 1999. None of the aforementioned options and warrants were included in the computation of diluted loss per common share because the related exercise prices were greater than the average market price of the common shares for the periods while they were outstanding.

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company's investment in unconsolidated affiliate is estimated to approximate its equity method balance.

Concentration of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents and notes receivable arising from normal business activities. The Company routinely assesses the financial strength of its debtors and based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts, when appropriate, and as a consequence, believes that its notes receivable credit risk exposure beyond such allowances is limited. The Company places its cash and cash equivalents with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2000 the Company had $2,806,000 of cash balances in excess of federally insured limits.


Page F-13

Stock Options and Similar Equity Instruments - The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the option of recording stock options to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued whichever is more reliably measurable.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain 1999 items have been reclassified to conform to the December 31, 2000 presentation.

(2) Change of Control and Management of the Company

On November 20, 2000, the Company and Frank DeLape and Richard Young entered into a transition agreement (the "Transition Agreement") with Edward D. Bright, acting on his own behalf and on behalf of certain shareholders of the Company. The Transition Agreement was consummated in order to effectuate an agreed upon change of management. The Transition Agreement provides for, among other things, the termination of the existing employment and stock option agreements between the Company and Frank DeLape and Richard Young, the issuance to Frank DeLape of 24,000 shares of the Company's common stock (valued at $51,000) in consideration of the return and cancellation of certain stock options previously issued to Frank DeLape by the Company, the payment to Richard Young of $60,000 of severance compensation and $60,000 as compensation for consulting services to be provided during the first 90 days after the execution of the Transition Agreement and the resignation of Frank DeLape, Richard Young and Steve Jones as officers and directors of the Company and all of its subsidiaries.

Edward D. Bright and Theodore B. Shapiro were appointed to the Company's Board of Directors pursuant to the terms of the Transition Agreement to fill the vacancies created by the resignations of Frank DeLape and Richard Young.


Page F-14

(3) Notes Receivable, Related Party

As of December 31, 2000
-----------------------------------------------
 JewelersEdge                         $ 280,000
 Joseph Sicinski                        420,000
-----------------------------------------------
                                        700,000
Allowance for doubtful accounts        (700,000)
-----------------------------------------------
                                      $      --
===============================================

The following table summarizes the changes in the allowance for doubtful accounts.

Years ended December 31,                   2000        1999
-----------------------------------------------------------
Beginning of period                    $     --          --
Current provision                       700,000          --
Write-offs                                   --          --
-----------------------------------------------------------
Net income                             $700,000          --
===========================================================

(a) JewelersEdge - In March 2000, the Company loaned JewelersEdge $250,000 pursuant to a note bearing interest at 13% per annum with principal due thirteen months from the date of execution. In June 2000, the Company advanced JewelersEdge $3,000 through a convertible note receivable. Mr. Frank DeLape, is the beneficial owner of 24.3% of the common stock of JewelersEdge, and is a director of JewelersEdge. During 2000 the Company earned $26,000 of interest income and $10,000 of financing fees on the JewelersEdge note. As of December 31, 2000, the outstanding principal and accrued interest owed on the JewlersEdge note receivable aggregated $280,000. On February 14, 2001, the Company received notification from JewlersEdge that, among other things, it had discontinued its operations. As a result, effective December 31, 2000, the Company recorded a reserve for $280,000, representing all amounts owed to the Company by JewelersEdge.

(b) Joseph Sicinski - In 1997, SISC sold 258,333 common shares of Trans Global Services, Inc. ("Trans Global"), a former subsidiary of the Company, to Joseph Sicinski, the president of Trans Global, for $1.67 per share, the fair market value of the Trans Global common stock on the date of sale. Payment by Joseph Sicinski for such shares is evidenced by his $420,000, non-interest bearing, promissory note due in 2002, the Sicinski Note. Pursuant to the terms of the Sicinski Note, the Company's only recourse against Sicinksi is the underlying shares which he purchased. Based on the significant decrease in the value of the underlying Trans Global shares, the Company recorded a reserve of $420,000 on December 31, 2000.

(c) Arc Networks - On September 6, 2000 the Company received from Arc Networks, Inc. ("Arc") $3,053,000 representing payment of all principal and accrued interest then due from Arc pursuant to Arc's outstanding promissory note to the Company. During 1999, the Company received warrants to purchase common stock of InfoHighway Communications Corporation ("InfoHighway"), Arc's parent, in consideration for the Company extending the repayment date of the Arc note. Such warrants were sold to InfoHighway in September 2000. In connection with the Arc note the Company earned interest income of $287,000 and $170,000 for 2000 and 1999, respectively, and earned financing fees of $75,000 and $27,000 for 2000 and 1999, respectively.


Page F-15

(4) Notes Receivable, Other

On January 10, 2000 the Company received from William Baquet $690,000 representing payment of all principal and accrued interest then due from William Baquet pursuant to William Baquet's outstanding promissory note to the Company. In connection with the William Baquet note, the Company earned interest income of $2,000 and $14,000 for 2000 and 1999, respectively, and earned financing fees of $15,000 for 1999.

(5) Investment in Unconsolidated Affiliates

(a) Sagemark Capital - Pursuant to the terms of the limited partnership agreement dated November 30, 1999, between the Company and Sagemark Management, (the "Sagemark Capital Partnership Agreement"), the Company is committed to make $4,920,000 in capital contributions to Sagemark Capital. As of December 31, 2000, the Company has paid on such commitments $4,587,000 (of which $1,577,000 represents the fair value of marketable securities transferred to Sagemark Capital, $557,000 represents expenses paid on behalf of Sagemark Capital in 1999 and $2,453,000 represents cash payments made during 2000), leaving a subscription payable balance of $333,000.

As part to the Company's change in management pursuant to the Transition Agreement, it entered into an agreement with Sagemark Management on November 20, 2000 (the "General Partner Letter Agreement") whereby Sagemark Management, in its capacity as general partner of Sagemark Capital, agreed not to have the Company contribute the $333,000 balance of its $4,920,000 capital contribution commitment until the following conditions occur: (i) All other limited partners of Sagemark Capital must fund the same percentage of their total capital contribution commitment as the Company has funded; (ii) Sagemark Capital must have drawn down or otherwise received all funds to which the SBA determines it is entitled based upon Sagemark Capital's total capital contributions, calculated after condition (i) above has been met; and, (iii) all capital contributions and investment funds referred to in (i) and (ii) above must be fully invested by Sagemark Capital. The General Partner Letter Agreement also precludes Sagemark Management from offsetting any amounts owed by the Company to Sagemark Capital against the Company's capital account and requires Sagemark Management, upon written request, to appoint Theodore B. Shapiro to the advisory board of Sagemark Capital.

The Company will continue to own its limited partnership interest in Sagemark Capital (61.5% as of December 31, 2000), and Sagemark Capital will continue to be managed by Sagemark Management; but, by virtue of the resignation of Frank DeLape and Richard Young as officers and directors of the Company, the Company will have a limited say in the day to day operations of Sagemark Capital, requiring the Company to report Sagemark Capital as an unconsolidated affiliate using the equity method. The Company's investment balance in Sagemark Capital, under the equity method is presented in the following table.

As of December 31, 2000
------------------------------------------------------------
Total Subscription                                $4,920,000
Subscriptions payable                               (333,000)
------------------------------------------------------------
Capital contributions paid-in                      4,587,000
Expenses allocated to Sagemark Capital in 1999      (557,000)
Equity method loss in 2000                          (620,000)
------------------------------------------------------------
Equity method investment balance                  $3,410,000
============================================================


Page F-16

The condensed results of operations and financial position of Sagemark Capital is summarized in the following table.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Income                              $   603,000           --
Operating expenses                     (789,000)          --
Investment losses                      (822,000)          --
------------------------------------------------------------
Net loss                            $(1,008,000)          --
============================================================

As of December 31, 2000
-----------------------------------------------
Investments at fair value           $ 7,483,000
Other assets                            382,000
SAB debentures                       (2,555,000)
Other liabilities                      (306,000)
-----------------------------------------------
Partnership capital                 $ 5,004,000
===============================================

(b) Netsmart Technologies, Inc. - As of January 1, 1999, the Company had an investment in Netsmart Technologies, Inc. ("Netsmart") that was accounted for using the equity method. On March 25, 1999, the Company reduced its ownership in Netsmart to approximately 10% at which point the investment in Netsmart no longer qualified for treatment as an equity method investment and was converted to a marketable security. During the period from January 1, 1999 through March 25, 1999, the Company's equity method share of Netsmart's income was $113,000.

(6) Marketable Securities

The Company's investment in marketable securities is detailed in the following tables.

As of December 31, 2000
------------------------------------------------------------
Current:
Trans Global, common at cost                         $31,000
Unrealized holding loss                              (28,000)
------------------------------------------------------------
Market value                                         $ 3,000
============================================================

As of December 31, 2000
------------------------------------------------------------
Long-term:
Restricted securities at cost                        $38,000
Realized loss for permanent decline in value,
 recognized in 1998                                  (36,000)
Unrealized holding gain                                7,000
------------------------------------------------------------
Market value                                         $ 9,000
============================================================


Page F-17

The change in net unrealized holding loss on marketable securities is summarized in the following table.

As of December 31, 2000
------------------------------------------------------------
Beginning balance                                  $(276,000)
Current net change in unrealized holding loss        (11,000)
Reversal of net unrealized holding loss on sale
 of securities                                       265,000
------------------------------------------------------------
Ending balance                                     $ (22,000)
============================================================

The calculation of the gain on sale of marketable securities is summarized on the following table.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Related party:
 Proceeds on sale:
  Trans Global                        $ 394,000   $       --
  Netsmart                                   --    3,497,000
------------------------------------------------------------
Total proceeds                          394,000    3,497,000
------------------------------------------------------------
 Cost basis:
  Trans Global                          519,000           --
  Netsmart                                   --      873,000
------------------------------------------------------------
Total cost basis                        519,000      873,000
------------------------------------------------------------
Gain (loss) on sales                  $(125,000)  $2,624,000
============================================================

Other:
Proceeds on sale:
 I-Link , Inc.                        $ 119,000   $       --
 CD's                                   190,000       95,000
 Bonds                                       --      528,000
 U.S. T-Bills                                --    8,429,000
------------------------------------------------------------
Total proceeds                          309,000    9,052,000
------------------------------------------------------------
Cost basis:
 I-Link, Inc.                             1,000           --
 CD's                                   190,000       95,000
 Bonds                                       --      524,000
 U.S. T-Bills                                --    8,261,000
------------------------------------------------------------
Total cost basis                        191,000    8,880,000
------------------------------------------------------------
Gain on sale                          $ 118,000   $  172,000
============================================================


Page F-18

The proceeds related to the sale of the Trans Global securities includes $56,000 representing the value of Trans Global shares transferred to Trans Global in consideration of Trans Global's extension of a debt guarantee which the Company had previously given to Trans Global on obligations owed to Trans Global by Arc. All other proceeds listed represent cash. The cost basis used in calculating gain or loss on security sales is based on the average cost of all shares of each such security held at the date of sale.

(7) Related Party Non-Marketable Securities

(a) Gavelnet - On September 7, 1999, the Company acquired 100,000 12% convertible preferred shares of Gavelnet (the "Gavelnet Shares") for $950,000. Concurrent with the Company's investment in Gavelnet, Technology Acquisitions Ltd. ("TAL") invested $1 million under substantially the same terms. Prior to the Company's investment in Gavelnet, certain affiliates and related parties of Benchmark Equity Group ("Benchmark") acquired approximately 4.1 million common shares, on a fully diluted basis, of Gavelnet for financial investments and services rendered that enabled Gavelnet to clear significant hurdles in validating its business model. Benchmark is a privately held company wholly owned by Frank DeLape, Sagemark's Chief Executive Officer and Chairman of the Board from April 20, 1999 until November 20, 2000, which also holds 100% of TAL's voting stock. In September 2000, the Company recorded a permanent investment write-off of its $950,000 investment as a result of its review of the realizable value of the Gavelnet Shares. On November 20, 2000, the Company sold the Gavelnet Shares (see paragraph(c) which follows).

(b) JewlersEdge - In March 2000, the Company received warrants to purchase 137,500 shares of JewelersEdge common stock (the "JewelersEdge Shares") in connection with a loan made to JewelersEdge (see footnote (3) "Notes Receivable, Related Party"). Prior to September 30, 2000 the Company exercised such warrant and purchased the shares at a nominal price. On November 20, 2000, the Company sold the JewelersEdge Shares (see paragraph(c) which follows).

(c) Sale of Gavelnet and JewlersEdge Shares - On November 20, 2000, simultaneously with the execution of the Transition Agreement, the Company and Gemini VII, Inc. ("Gemini") entered into a stock purchase agreement pursuant to which Sagemark sold the Gavelnet and JewelersEdge Shares for $3,500,000 (the "Purchase Price"). Gemini is a company with negligible assets and liabilities which is owned by Frank DeLape and Richard Young. The Purchase Price was paid by Gemini's non-interest bearing, non-negotiable promissory note (the "Gemini Note") due on the later of November 30, 2009 or the date of expiration of the term of the Sagemark Capital Partnership Agreement.

The Gemini Note requires mandatory prepayments as follows: (i) if Sagemark Management receives distributions from Sagemark Capital, than 50% of such distributions must be prepaid on the Gemini Note (less any applicable taxes and less up to 33% of such distribution as may be payable to a member of Sagemark Management) or (ii) if Gemini receives proceeds from the sale of any or all of its shares of Gavelnet or JewlersEdge, the full extent of such proceeds must be used to prepay the Gemini Note. The Gemini Note is with recourse to Gemini only to the extent of any breach of such mandatory prepayment provisions and the principal amount of the Gemini Note will be reduced at the maturity date by an amount equal to the difference between the purchase price and the aggregate amount of all such distribution and sales proceeds actually received prior to the maturity date. The obligations of Gemini under the Gemini Note, to the extent that there is recourse against Gemini, is severally personally guaranteed by Frank DeLape and Richard Young, but only to the extent that either of such individuals receives the


Page F-19
proceeds of any such distributions (less the amount of all applicable Federal, state and local taxes computed at the maximum applicable tax rate).

There is no assurance that any such distribution or sale proceeds will be received or, if so, when and to what extent and as a result of such contingencies, the Company has not recorded any receivable or gain related to its sale of the Gavelnet and JewlersEdge Shares.

(d) InfoHighways - During 1999, the Company received warrants to purchase common stock of InfoHighway in consideration for the Company's extending the repayment date of the Arc note. Such warrants were sold to InfoHighway in September 2000 for $369,000 representing the 2000 gain on sale of related party non marketable securities.

(8) Furniture and Fixtures and Capitalized Lease

As part of the change in control and management of the Company, all furniture and fixtures of the Company as of November 20, 2000, the date of the Transition Agreement and Partnership Letter Agreement, were transferred to Sagemark Management. The net book value of the furniture and fixtures on November 20, 2000 was $71,000. During the period from January 1, 2000 through November 20, 2000 the Company incurred capital expenditures of $4,000 and recorded $9,000 of depreciation and amortization expense. Pursuant to the Partnership Letter Agreement, Sagemark Management assumed all of the Company's capital lease obligations having a net present value of $3,000. As a result of the above, the Company recorded a loss on disposal of fixed assets of $68,000.

(9) Income Taxes

Federal and state taxes are summarized in the following table.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Federal:
 Current                                 $   --      $17,000
 Deferred                                    --           --
State:
 Current                                  3,000        8,000
 Deferred                                    --           --
------------------------------------------------------------
Total                                    $3,000      $25,000
============================================================


Page F-20

Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31, 2000
------------------------------------------------------------
Net operating loss carry-forward                 $14,080,000
Unrealized holding (gain) loss                         8,000
Related party bad debt provision                     245,000
Alternative minimum tax credit carry-forward          17,000
Impaired investment write-off                        333,000
------------------------------------------------------------
Net deferred tax asset                            14,683,000
Valuation allowance                               14,683,000
------------------------------------------------------------
                                                 $        --
============================================================

The valuation allowance for net deferred tax assets decreased by $284,000. The net reduction was the result of increased change in net temporary differences of $831,000 offset by the expiration of $1,115,000 of net operating loss carryforwards. Based upon the level of historical tax losses, the Company has established the valuation allowance against the entire net deferred tax asset.

As of December 31, 2000, the Company has net operating loss carry-forwards approximating $44,662,000. Pursuant to section 382 of the Internal Revenue Code, utilization of these losses may be limited if substantial changes in the Company ownership were to occur

The Company's net operating loss carry-forwards at December 31, 2000 expire as outlined in the following table.

Year carry-forward expires                Amount
------------------------------------------------
2001                                 $   736,000
2002                                   2,809,000
2003                                     372,000
2004                                     305,000
2005                                     299,000
2006                                     246,000
2007                                     206,000
2008                                   1,505,000
2009                                   4,482,000
2010                                   6,241,000
2011                                   4,413,000
2012                                   7,017,000
2018                                  15,059,000
2020                                     972,000
------------------------------------------------
Total                                $44,662,000
================================================


Page F-21

The following table reconciles the statutory federal income tax rate to the effective rate.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Statutory federal income tax rate         (35.0%)       35.0%
Increase in (utilization of) net
 operating loss carry-forward              33.9        (24.9)
Permanent differences                       1.1         (6.4)
Effective state tax rate                    0.0         (0.4)
------------------------------------------------------------
Effective income tax rate                   0.0%         3.3%
============================================================

(10) Commitments and Contingencies

(a) Operating Lease Obligations

Since November 20, 2000, the Company's executive offices have been located in New York, NY, which it leases on a month-to-month basis for $500 per month. From April 20, 1999 until November 20, 2000, the Company's executive offices were in Houston, TX, which the Company leased from Benchmark for $1,200 per month. Rental expense for 2000 and 1999 was $17,000 and $52,000, respectively.

(b) Employment Agreements

Pursuant to the Transition Agreement, the Company terminated its employment agreements with Frank DeLape and Richard Young as of November 20, 2000.

On March 7, 2001, the Board of Directors approved and ratified the terms of employment arrangements between the Registrant and Theodore B. Shapiro and Edward D. Bright.

The terms of Mr. Shapiro's employment include the appointment of Mr. Shapiro as the Company's President and Chief Executive Officer, on a month-to-month basis, at an annual base salary of $100,000, plus certain fringe benefits and expense allowances. Mr. Shapiro's annual base salary is subject to increase to $200,000 per year at such time as the Company consummates an acquisition of the business of another entity. In addition, Mr. Shapiro was granted a warrant to purchase up to 125,000 shares of the Company 's common stock during a term of five years at an exercise price of $1.125 per share (the "Warrant"), which exercise price reflects the market price of the Company 's common stock on March 7, 2001, the date of grant of the Warrant. Mr. Shapiro was also granted a warrant to purchase up to an additional 150,000 shares of the Company 's common stock during a term of five years at an exercise price of $1.125 per share (the "Incentive Warrant"), which exercise price reflects the market price of the Company 's common stock on March 7, 2001, the date of grant of the Incentive Warrant. The Incentive Warrant cannot, however, be exercised unless and until the Company consummates an acquisition of the business of another entity. The shares of common stock subject to the Warrant and the Incentive Warrant have "piggy-back" and demand registration rights.

The terms of Mr. Bright's employment include the appointment of Mr. Bright as the Company 's Chairman of the Board, on a month-to-month basis, at an annual base salary of $50,000, plus certain fringe benefits and expense allowances. Mr. Bright's annual base salary is subject to quarterly review by the Board of Directors. In addition, Mr. Bright was granted a warrant to purchase up to 50,000 shares of the Company 's common stock during a


Page F-22
term of five years at an exercise price of $1.125 per share, which exercise price reflects the market price of the Company's common stock on March 7, 2001, the date of grant of such warrant. The shares of common stock subject to the warrant have "piggy-back" and demand registration rights.

On March 4, 2001, the Company entered into a letter agreement to employ George
W. Mahoney as its Chief Financial Officer for a period of 3 years at an annual base salary of $70,000 per year. Per the terms of the letter agreement it is the intention of the parties to enter into a definitive employment agreement whereby Mr. Mahoney would receive an annual base salary of $140,000. In the event that the Company does not consummate an acquisition of another business by February 28, 2002, the Company may terminate this agreement upon ten days notice to Mr. Mahoney. In the event that the Company does not consummate an acquisition of another business by September 1, 2001 and does not enter into a definitive Employment Agreement with Mr. Mahoney by September 1, 2001, Mr. Mahoney may terminate this agreement upon thirty days notice to the Company.

(c) Debt Guarantees

Trans Global was the holder of a $1.2 million promissory note issued by Arc. The Company guaranteed the outstanding indebtedness of Arc to Trans Global. In addition, during 1998, the Company guaranteed $550,000 of indebtedness that Arc had outstanding under a promissory note to Batei Sefer Limlacha. On September 6, 2000, InfoHighway paid, on behalf of Arc, all outstanding indebtedness of Arc to Trans Global and Batei Sefer Limlacha. Effective upon such payments by InfoHighway, the Company's aforementioned guaranties were canceled and are no longer in force or effect. Prior to InfoHighway's payment of Arc's obligation to Trans Global, the Company transferred to Trans Global, in consideration of Trans Global's extension of the maturity date of such obligation, 50,000 shares of its Trans Global common shares valued at $56,000.

(13) Capital Stock

Common Stock - As of December 31, 2000, the authorized number of shares of common stock, par value $0.01, is 25,000,000 shares of which 1,664,343 shares are issued, 1,584,247 shares are outstanding and 80,096 shares are held in treasury. On July 22, 1999, the stockholders of the Company approved a reduction of the Company's authorized number of common shares from 50,000,000 to 25,000,000 and approved a 1-for-30 reverse split of its common stock. All share and per share amounts in the accompanying financial statements and notes thereto have been restated to give effect to the reverse split. In order to effectuate the reverse split, 5,210 common shares were issued representing the net impact of rounding fractional shares and the Company paid $33,000 to fractional shareholders.

Pursuant to the Transition Agreement the Company issued to Frank DeLape, 24,000 shares of its common stock (valued at $51,000) in consideration of the return and cancellation of certain stock options previously issued to Frank DeLape.

Preferred Stock - As of December 31, 2000, the authorized number of shares of undesignated preferred stock, par value $1.00 per share, is 2,000,000 shares of which the following 2,962 are issued and outstanding as of December 31, 2000:


Page F-23

Series B (170 shares issued and outstanding) - The Series B subordinated preferred stock is redeemable at the option of the Company at the issue price of $87.50 per share. Each share is entitled to a $3.50 annual dividend, which is contingent upon after tax earnings in excess of $200,000. In the event of involuntary liquidation, the holders receive $87.50 per share and all accrued dividends. Accumulated dividends on the Series B Preferred stock as of December 31, 2000 approximated $1,000. No dividends were declared for 2000 and 1999.

Series E (92 shares issued and outstanding) - The Series E preferred stock is entitled to an annual dividend of $.10 per share contingent upon after tax earnings in excess of $200,000. Accumulated dividends on the Series E preferred stock as of December 31, 2000 approximated $18. No dividends were declared for 2000 and 1999.

Series F (2,700 shares issued and outstanding) - In consideration for certain creditors granting extensions on former Company debts, the Company issued, in 1984, 2,700 shares of preferred stock at $1.00 per share. The nonvoting preferred stock, designated Series F, with a dividend rate of $8.00 per share, is redeemable at the option of the Company after July 1993 for $1.00 per share. The dividend is non-cumulative and is payable within 100 days from the close of any year in which net income after tax exceeds $500,000, and all dividends due on the Series B preferred stock are paid or provided for. Accumulated dividends on the Series F preferred stock as of December 31, 2000 approximated $43,000. No dividends were declared for 2000 and 1999.

(14) Treasury Stock

In October 1998, the Board of Directors authorized the Company to repurchase its common stock in unsolicited open market transactions in amounts of up to $500,000. As of December 31, 2000, the Company had repurchased 80,096 shares in transactions with an aggregate value of $247,000. The following table summarizes the treasury share changes for 2000 and 1999.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Beginning of year                        80,096       39,549
Stock purchases                              --       40,547
Stock issuances                              --           --
------------------------------------------------------------
End of year                              80,096       80,096
============================================================

On March 7, 2001, the Board of Directors authorized the purchase of shares of the Registrant's common stock in unrestricted open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000.

(15) Series A Common Stock Purchase Warrant

On September 30, 1994, in connection with the financing of the Company's acquisition of International Magnetic Imaging, Inc., the Company issued to a financing company, a warrant to purchase 33,333 shares of the Company's common stock at an exercise price of $0.75 per share. The warrant expired unexercised on October 1, 1999.


Page F-24

(16) Stock Option Plans

On July 22, 1999, the stockholder's of the Company approved the 1999 long-term incentive plan. Pursuant to the plan, in 2000 and 1999 the Company issued, in the aggregate, options to purchase 40,000 and 673,333 shares, respectively, of the Company's common stock. Additionally, in 1998, a former director of the Company received an option to purchase 5,000 shares of the Company's common stock. As a part to the change in control and management of the Company, on November 20, 2000, 690,000 options, representing the options then held by the employees who resigned pursuant to the Transition Agreement, were returned to the Company and cancelled and prior to that 20,000 were forfeited by a resigning employee. As of December 31, 2000, options or other equity-based incentives to purchase 886,667 shares of Common Stock pursuant to the 1999 long-term incentive plan have not been issued.

In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation," was issued and is effective for financial statements for fiscal years beginning after December 15, 1995. As permitted by the statement, the Company continues to measure compensation cost for stock option plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

40,000 options issued in 2000 and 670,000 of the options issued in 1999 included stock appreciation rights ("SAR's"), whereby the option holders are entitled to receive cash or stock upon the exercise of the options without remitting exercise proceeds to the Company. Pursuant to APB 25, the Company is required to recognize compensation expense at each reporting period related to the SAR's computed as the fair market value of the underlying shares less the total exercise proceeds assumed to be received upon exercise. As of December 31, 2000, all options that included SAR's were cancelled and as of December 31, 1999, the fair market value of the Company's common stock was less than the exercise price of the related options outstanding as of such date and as a result, no APB No. 25 compensation expense is recorded for 2000 or 1999.

For purposes of calculating the pro forma expense under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

Years ended December 31,                   2000         1999
-------------------------------------------------------------
Dividend yield                              0.0%         0.0%
Expected volatility                          72%        72.0%
Risk-free interest rate                       6%         6.0%
Expected life of options                 5 years   4.99 years


Page F-25

No compensation cost was charged to operations in 2000 and 1999. Had compensation cost for the Company's stock option plan been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net income and earnings per common share would have been as follows:

Years ended December 31,                   2000         1999
------------------------------------------------------------
Net income (loss)
 As reported                        $(2,979,000)  $9,910,000
 Pro forma under SFAS No. 123        (2,990,000)  $9,689,000
Basic and diluted net income
(loss) per common share:
  As reported                       $     (1.91)  $     6.32
  Pro forma under SFAS No. 123      $     (1.91)  $     6.18

The following table summarizes the Company's fixed stock options for 2000 and 1999.

                                                2000                   1999
                                              Weighted               Weighted
                                              Average                Average
                                     2000     Exercise      1999     Exercise
                                    Shares      Price      Shares      Price
----------------------------------------------------------------------------
Outstanding at beginning of year   678,333      $4.23       5,000      $7.50
Granted                             40,000      $3.63     673,333      $4.20
Exercised                               --         --          --         --
Forfeited                         (710,000)     $4.17          --         --
Outstanding at end of year           8,333      $6.30     678,333      $4.23
Options exercisable at year end      8,333      $6.30       8,333      $6.30
Weighted-average fair value of
 options granted during the year                $1.60                  $2.69

As of December 31, 2000, the 8,333 options outstanding have exercise prices between $4.50 and $7.50 and a weighted-average remaining contractual life of
0.87 years.

(17) Related Party Transactions

The following describes related party transactions that are not described elsewhere in these financial statement footnotes.

On January 1, 2000, the Company entered into an agreement with Sagemark Management (the "Management Agreement") whereby Sagemark Management would reimburse the Company for employee and other expenses incurred on behalf of Sagemark Capital not to exceed $46,875 per month. As a part to the change in control and management and pursuant to the General Partner Letter Agreement, the Management Agreement was terminated on November 20, 2000. During 2000, Sagemark Management paid the Company $477,000 during the time period for which the Management Agreement was in effect.


Page F-26

On June 10, 1999 the Company executed an agreement between the Company and Benchmark, (the "Expense Sharing Agreement") whereby the Company reimburses Benchmark for its allocable portion of shared office and administrative support services. As a part to the change in control and management and pursuant to the Transition Agreement, the Expense Sharing Agreement was terminated on November 20, 2000. For 2000 and 1999, the Company paid Benchmark $69,000 and $117,000, respectively, pursuant to the agreement and during 1999 the company paid an additional $29,000 for reimbursement of a portion of the March 1999 and April 1999 salaries that Benchmark had paid to Frank DeLape, Richard Young and Mathew Finch.

During 1999, the Company paid Frank DeLape $11,000 for furniture and leasehold improvements sold by him to the Company.

(18) Legal Proceedings

Although the Company is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature with the exception of the following. Due to uncertainties in the legal process, it is at least reasonably possible that management's view of the outcome of the following contingent liabilities will change in the near term and there exists the possibility that there could be a material adverse impact on the operations of the Company and its subsidiaries as a result of such legal proceedings.

On or about December 14, 1999, an action styled Expert Radiology Network v. Comprehensive Medical Imaging, Inc.; International Magnetic Imaging, Inc., George Mahoney; and Joe Does 1 through 100 was filed in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County Florida, and assigned Case No. CL99-11947AD. The action seeks damages against International Magnetic Imaging, Inc. ("IMI"), an inactive and discontinued subsidiary of the Company, in excess of $15,000 for alleged breaches of a contract and for allegedly fraudulently inducing Expert Radiology Network ("ERN") to enter said contract, under which ERN was to read and interpret diagnostic imaging scans performed at certain magnetic resonance imaging centers owned by IMI. The action also seeks an accounting of amounts due and owing under the contract. The contract was assigned to Comprehensive Medical Imaging, Inc. ("CMI"), in March 1998 in connection with the sale of IMI's assets to CMI. The third named Defendant, George Mahoney, is a former Chief Financial Officer of IMI and the current Chief Financial of the Company. IMI has answered the complaint, denying any liability and raising various affirmative defenses. It intends to contest the case vigorously. At this stage of the proceedings, it is not possible to evaluate the outcome of the action, nor to reasonably estimate the amount of any judgment that might be entered against IMI.

On or about July 6, 1998, an action styled Ronald Feldstein v. Consolidated Technology Group, Inc., a Florida corporation was filed in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County Florida, and assigned Case No. 98-5943-AG. The action seeks damages in excess of $15,000 for an alleged breach by Consolidated Technology Group, Ltd. (the Company's prior name) of an alleged consulting agreement under which the Company allegedly promised to deliver to the Plaintiff, Ronald Feldstein, 250,000 options to purchase stock of International Magnetic Imaging, Inc. at $3.50 per share, and 200,000 share of the stock of Trans Global Services, Inc. ("Trans Global"). It is alleged the shares of Trans Global stock were to have been delivered by April 18, 1997. The Company answered the Plaintiff's complaint denying liability and asserting various defenses. The Company also propounded discovery requests, which were not answered by the Plaintiff. The Court ordered the Plaintiff to respond to the discovery requests, but the Plaintiff did not comply with the Court's order and on March 12, 2001, the Court dismissed the action without prejudice.


Page F-27

In July 1999, Mitel Communications Solutions, Inc. ("Mitel") served an amended Complaint upon the Company, impleading the Company and SISC and purportedly served TAL, in a case commenced against Arc, in the Supreme Court of the State of New York, County of New York, entitled, Mitel Communications Solutions, Inc.
v. Arc Networks, Inc. et al., Index No. 99-600123 (Sup. Ct. N.Y. Cty., 1999). Mitel seeks to recover the sum of $1.7 million, allegedly pre-paid to Arc when Mitel engaged Arc as a subcontractor for a subsequently aborted project for the New York City Board of Education. Mitel seeks to recover the purported pre-payment with interest against all defendants, including the Company, SISC and TAL on a variety of legal and equitable theories. The Company has responded by denying all of the relevant allegations set forth in the amended complaint and it is the Company's position that it is in no way responsible for any liability Arc may or may not have to the plaintiff under the facts as alleged by the plaintiff. The Company is contesting this case vigorously. The Company has been advised that on December 1, 1999, Arc and Mitel entered into a settlement agreement pursuant to which, among other things, Arc agreed to perform certain work for Mitel and make a certain escrow payment. The Company has been advised that Arc has not made the required escrow payment; however, it continues to perform all work requested by Mitel under the terms of the Settlement Agreement. As of this date, the Company is advised that the balance due from Arc to Mitel has been reduced to less than $300,000 and Arc is currently engaging in work for Mitel to further reduce and eventually eliminate the alleged obligation underlying the litigation. To the extent Arc satisfies the terms of the settlement agreement in full, it is anticipated that the Company will be released from the litigation. However, there can be no assurance that Arc will fully discharge the terms of the settlement agreement.

(19) Discontinued Operations

As of December 31, 2000, the Company has discontinued all of its prior operating business segments. The following table summarizes the financial statement information of the discontinued subsidiaries.

Years ended December 31,                   2000         1999
------------------------------------------------------------
Income from operations of
 discontinued segments:
  Trans Global                               --   $  499,000
  Arc                                        --           --
  Intercompany transactions                  --      139,000
------------------------------------------------------------
                                             --   $  638,000
============================================================

Years ended December 31,                   2000         1999
------------------------------------------------------------
Gain on disposal of segments:
 Trans Global                                --   $  759,000
 Arc                                         --    7,365,000
 3D Holdings Intl., Inc.                     --      481,000
 IMI                                         --      156,000
 Income taxes                                --      (31,000)
------------------------------------------------------------
                                             --   $8,730,000
============================================================


Page F-28

(a) Trans Global - The Company and Trans Global entered into an agreement whereby in May 1999, Company transferred 1,150,000 shares of Trans Global common stock owned by it to Trans Global and Trans Global transferred all of the Series G 2% Cumulative Redeemable Preferred Stock of the Company that it owned to the Company and cancelled accrued dividends of approximately $140,000 and intercompany debt obligations of approximately $326,000 owed by the Company to Trans Global. As a result of the foregoing transaction between the Company and Trans Global, the Company recognized a gain of $759,000 in 1999. The revenues of Trans Global approximated $11.2 million for the period from January 1, 1999 through the effective date of the share transfer.

(b) Arc - The Company entered into an agreement with Arc and TAL, pursuant to which on June 23, 1999 the Company sold all of its equity interest in Arc for $855,000. As a result of the sale, the Company recognized a gain of $7,365,000 in 1999. The revenues of Arc approximated $4 million from January 1, 1999 through the date of the sale.

(c) In 1997, the Company discontinued the operations of 3D Holdings International, Inc. and its subsidiaries; 3D Technology, Inc., 3D Imaging International, Inc., and Vero International, Inc. (the 3D Entities"). During 1999, the Company wrote-off all remaining liabilities of the 3D Entities all of which were all in excess of three years old and had no claim activity. As a result of the write-off, the Company recognized a gain of $481,000.

(d) Medical Diagnostics - In 1998, the Company consummated the sale of substantially all of the assets of IMI. In 1999, the Company recognized a gain of $156,000 representing the excess of estimated accrued taxes as of December 31, 1998 and the amount actually paid for taxes in 1999.

(20) Subsequent Events

On March 28, 2001 the Company entered into a Letter of Intent which sets forth the principal terms and conditions of a proposed acquisition of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") by the Company. Premier is owned by Dr. Stephen A. Schulman, Dr. Robert McFarland, Tara Capital, Inc. ("Tara Capital") and Robert L. Blessey (the "Selling Stockholders"). Theodore B. Shapiro, the Company's Chief Executive Officer, President and Director, owns 10% of Tara Capital and the remaining 90% is owned by his relatives. Premier was formed to engage in the ownership and operation of outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). PCI, also owned by the Selling Stockholders, was formed to own and operate equipment which manufactures flouro-deoxy-glucose and other radioisotopes utilized in the diagnostic imaging procedures performed by the PET Scanning Equipment.

The Letter of Intent does not contain all of the terms and conditions to be negotiated and agreed upon between the parties but is, to the extent provided in the Letter of Intent, binding upon the parties who have agreed to enter into a Stock Purchase Agreement, pursuant to which the Company will purchase from the Selling Stockholders all of the shares of the capital stock of Premier and PCI owned by each of them in exchange for shares of the Company's Common Stock.

The Letter of Intent provides that the Company will issue 6,000 shares of its Common Stock upon and subject to the consummation of the proposed acquisition. Additionally, if, and to the extent each of the first six PET Centers achieves positive earnings, calculated before the deduction of interest expense, income taxes, depreciation and amortization, at any time during the first eighteen


Page F-29
months of their operations, the Company will issue to the Selling Stockholders an aggregate of 250,000 shares of its Common Stock for each of such Centers. The shares of Common Stock issued by the Company will have certain registration rights and in the event that either the Centers discontinue their operations or are adjudicated bankrupt within two years after the consummation of the proposed acquisition, the Company will have the right to repurchase from the Selling Stockholders all shares of the Company's Common Stock shares owned by them for a purchase price of One Dollar ($1.00).

In addition upon the consummation of the proposed acquisition, the Company will provide working capital to Premier in the amount of $1,000,000, the proceeds of which will be used to establish and operate the PET Centers. To the extent required, the Company will guarantee Premier's obligations under any leasing or purchase agreement between Premier and the manufacturer or supplier of the PET Scanning Equipment or between Premier and any entity which provides financing for same.

Consummation of the proposed acquisition is subject to certain conditions among which are due diligence by the Company, financing commitment and fairness opinion. There is no assurance that the acquisition will be consummated or if so, on what terms.


Page F-30